EXHIBIT 99.2

INTRODUCTORY NOTE: THIS TRANSCRIPT MAY

CONTAIN CERTAIN ERRORS AND OMISSIONS AS A

RESULT OF THE TRANSCRIPTION PROCESS, FOR

WHICH CARAUSTAR INDUSTRIES, INC. IS NOT

RESPONSIBLE.

FINAL TRANSCRIPT

CCBNStreetEvents

CCBN StreetEvents Conference Call Transcript

CSAR—Q2 2003 Caraustar Earnings Conference Call

Event Date/Time: Jul. 29. 2003 / 10:00AM ET

Event Duration: 1 hr 18 min

CORPORATE PARTICIPANTS

Thomas Brown

Caraustar Industries, Inc—President and CEO

Ronald Domanico

Caraustar Industries, Inc—CFO, VP

Michael Keough

Caraustar Industries, Inc—COO, Sr. VP, Director

Bill Nix

Caraustar Industries, Inc—VP, Treasurer, Controller

CONFERENCE CALL PARTICIPANTS

Sandy Burns

Deutsche Banc—Analyst

Richard Schneider

UBS—Analyst

Mark Connelly

CSFB—Analyst

Mark Wilde

Goldman Sachs—Analyst

Bill Hoffmann

UBS Warburg—Analyst

Bruce Klein

CSFB—Analyst

David Martin

Deutsche Banc—Analyst

PRESENTATION

Operator

Good morning and welcome, ladies and gentlemen, to the Caraustar second quarter 2003 conference call. At this time, I’d like to inform you that this conference is being recorded and that all participants are in a listen-only mode. At the request of the company, we will open up the conference for questions and answers after the presentation.

I would now turn the conference over to Mr. Thomas Brown, President and CEO of Caraustar Industries. Please go ahead, Mr. Brown.

Thomas Brown—Caraustar Industries, Inc—President and CEO

Thank you, Janine. Welcome to the Caraustar conference call.

With me are Mike Keough, COO; Ron Domanico, CFO; and Bill Nix, Corporate Controller and Treasurer. We will do this in a joint fashion. I’ll open the call up and then turn it over to Ron, who will — who will then turn it over to Mike. Then we will get back with you at the end of the call jointly for the Q&A. We’ll go through the primary events of the quarter, provide some insight our reported financials.

Clearly we continue to be a work in progress with closures of two core plants to capture the synergies that we’ve reported on there. Mill closures in the uncoated and coated markets to get our capacity line with what we think to be the right size and the right technology and continued movement in the carton side in terms of closure there for the same basic reasons to fit the right kind of capabilities with the demand we intend to grow as we go forward. The — the press release as you see, and he may comment on it more, that’s been changed and we think improved to provide a little more clarity and some detail to the report from the disclosure standpoint. We’ll also comment, as we go through the presentation, I think Mike has most of this, has to do with the cash initiatives regarding improvements on SG&A, reductions in working capital and savings in — in purchasing.

But before the specific comments, however, I need to remind everyone that the company’s presentation today contains certain forward-looking statements, including statements regarding the expected effect of certain events upon the company’s future operating results. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. And for a discussion of factors that could cause the actual results to vary from those expressed or implied in any forward-looking statements, you should refer to the text of the company’s press release issued today regarding these matters and to the company’s filings with the Securities and Exchange Commission.

In general, the quarter, from a volume standpoint — standpoint suffered in contrast with a fairly robust first quarter. As was reported in the — in the press release, our industry was down slightly from Q2 of ‘02, about 1% and down a little over 2% from the first quarter of ‘03. On a year to date basis, however, it was up 1.4% as we mentioned in the release. This is the first six-month gain that we’ve seen in the last three years. So, there is some feelings of — of improvement in the markets as we go forward. One thing, however, that characterized the market was the continued softness in the folding carton demand side of the business. Both Caraustar and the industry saw a 6% decline over last year’s second quarter. On a year to date basis, the industry was down 2% while Caraustar was up just a little under 3%. But that was entirely on the strength of growth in a number of board grades that we’ve reported on before, such as the top sheet for corrugated cartons and for other new mill products like frozen food bars. Mike will comment more on the effect of volumes that transpired in the quarter and give you some sense of the effect and the impact on those issues on our earnings. What you will hear from Ron is the accomplished and the fixed charges are either classified as restructuring or unique or unusual that total something in excess of $8 million. Primarily hitting the SG&A line. Most of these charges, with the exception of an item or two, such as the bankruptcy filing of one of our carton customers, Spalding, most of the charges are associated with consolidations or refinancing charges. On the mill side, Mike will tell you a little bit about the gain in paper margin, which was positive, based primarily on improved pricing year-over-year. But offset to some extent by the energy spike in the first quarter are — which has carried over into the second. On the converting side, we — as — as indicated above, have continuing softness in both volume and pricing, particularly reflected in the carton market. The two core plant closures are nearing completion and we’re — we’re still in the middle of incurring some transitional costs but the expect to synergies are beginning to show up and seem to be hitting our expectations on a forward ongoing basis. Even in spite of a more competitive to the core market.

Without going further into the specifics, I will now turn the call over to Ron and Mike and as usual, as I mentioned, at the end of the call, we will open up for Q&A. So, Ron?

Ronald Domanico—Caraustar Industries, Inc—CFO, VP

Thanks, Tom. Good day, everybody and thank you for joining the call.

As Tom mentioned, I will review the consolidated financial statements. I will highlight the key points and be happy to field any questions as Tom just mentioned in the Q&A portion of the call. For the first time, this quarter’s press release included a separate page with supplemental data. I hope you find it useful in understanding the evolution of volume, prices, fiber and fuel for our company. On today’s call, Mike and I will cover the key drivers for the quarter’s results. I will focus on our restructuring initiatives, one-time events, selling, general and administrative costs, financing and liquidity. Mike will highlight the factors that drove results in our operations.

Results for the second quarter were disappointing across several fronts but we continue to make excellent progress in our many initiatives to realize and right-size our operation. Each move, whether classified as restructuring below the line or transitional above the line, has a cash payback within 12 months. The initiatives which began in the fourth quarter 2002 are already cash flow positive. While those started in 2003 are still in the execution stages. Generally, the projects are on or ahead of schedule. In the second quarter, Caraustar incurred approximately $1.8 million of transitional expenses associated with the previously-announced rationalization of 6 tube and cork converting facilities, the idling of the Ritman No. 2 paper machine, the shut down of the Buffalo papermill, and the rationalization of the CCI specialty products converting facility. These charges are recorded primarily as SG&A. Also in SG&A is $3.3 million associated with the chapter 11 filing of Spalding Top Flight announced on June 30. Our folding operation in Connecticut supplies their golf ball cartons. In the second quarter, we took a $1.8 million restructuring charge for the closure of our Ashland, Ohio, folding carton facility and a $1.1 million write-off associated with the divestiture of a product line from our Paragon plastic subsidiary. While management believes the moves complete the near-term rationalization program, we will not hesitate to take further actions that improve our competitive position and have strong cash flows.

Cash is a key focus for Caraustar. We made a commitment at our annual shareholders meeting in May to extract $30 million from working capital and to reduce SG&A by $20 million within a year. Cash was $47 million at the end of the first quarter, $53.8 million at the end of the second quarter and has averaged over $60 million this past week. We completed the refinancing of our revolving credit facility on June 25. $75 million line, secured primarily by receivables and inventories. There is nothing drawn against the facility but availability is reduced by $48 million and letters of credit. 38 of which finance our joint ventures. Refinancing the previous facility resulted in the accelerated realization of $1.8 million in deferred debt costs and required the unwinding of our remaining six to floating interest rate swaps that brought in an additional $11.7 million in cash in the quarter.

I’m about to turn to the financial statements and highlight a few items. Please note that the initiative to shut down the Buffalo mill at the end of the first quarter and move the production to our PBL joint venture impacted our reported results. Profitability has improved where half of a profit is better than 100% of a loss, but it is reported below operating income in the line equity and income of unconsolidated affiliates. Our consolidated results are also affected as Buffalo volume is no longer included in sales and gross profit, et cetera. This increases the complexity of comparisons. Turning to the statement of operations, formerly referred to as the income statement, for the quarter versus prior year. Revenue of $246.8 million was up $17.7 million or 7.7%. Gross profit was impacted by the previously-mentioned $1.1 million write-off at Paragon and ongoing costs at our Ashland carton facility. SG&A of $44.7 million was up $8.3 million as Tom mentioned at the beginning of the call or 22.9%. The Smurfit acquisition of — added $3.5 million of ongoing costs. The Spalding bad debt write-off was $3.3 million. The transitional expense I mentioned previously of 1.8. We have ongoing systemic increases in SG&A due to inflation and insurance, pension, health and welfare and audit expenses associated with the compliance of approximately $1.9 million, and we are realizing synergies from these actions that we’ve taken at the end of 2002 of approximately 1.5 that offset the increases. Interest expense in the period of $11.2 million was up $1.9 million versus prior year, primarily due to the unwind of interest rate swaps.

Turning to the balance sheet, receivables, inventories and payables are a success story. Receivables of $104.5 million, or down $5.2 million or 4.7% from the first quarter. Inventories of $105.9 million are down $3.8 million or 3.4% from the first quarter. These reflect the initiatives that the company has put in place to extract cash from working capital. The only other items to mention on the balance sheet our pension expense, totals $30.3 million, 11.7 in current, 18.6 is of long-term liability. That’s up $5.5 million from the previous quarter or 1/2 of the annual expense of $9.9 million has been realized to date. Shareholders equity of $63.9 million was down $15.6 million due to the net loss year to date. And as you will remember the accumulated other comprehensive loss of $22.2 million reflects the pension charge taken at the end of 2002. And then finally on the cash flow statement, net change in cash was $19.5 million. That was driven by the net loss in the first quarter of 15 — sorry, net loss in the first half of $15.6 million. Depreciation was down $16 million due to the change in estimate that was taken in the fourth quarter last year. The restructuring cost of $5.7 million reflecting the noncash portion of our restructuring program was driven between Buffalo and CCI, and then changes in operating assets of $8.2 million, again, a reflection of our working capital program. Looking at the investing activities of $11.4 million, the main driver there is our capital expenditures of $10.8 million for the period to date, which is in line with prior year. And then on a financing activities of $13.9 million, that’s up $22.1 million as the unwind in interest rate swaps brought in $16 million, and we did not repurchase bonds in 2003 which we did last year of about $6.6 million.

I will now turn the call over to Mike Keough, our Chief Operating Officer, to discuss results in more detail.

Michael Keough—Caraustar Industries, Inc—COO, Sr. VP, Director

Good morning.

From an operational standpoint, let’s take a look at a backdrop of the second quarter. Our second quarter was slower in most segments. And Tom talked about that. Compared to the first quarter. On the price front: The overall mill price is up $31 a ton on a Q2 versus Q2 basis. Prices on the fiber side peaked, if you think back in Q3 of ‘02, based on Chinese demand, and abated during the fourth quarter. Prices moved back up in early ‘03, but on a Q2 versus Q2 basis, our fiber cost is up roughly $12.50 a ton. Energy prices moved up sharply during the first quarter of ‘03, but have moved down, and we expect to continue to slide in a downward fashion, but Q2 versus Q2 we’re disadvantaged $11 a ton.

Let’s take a look at our mill system. When you look at our two grades, strictly from our mill system, we were up — we are up 34% on a year-over-year basis or up 28% Q2 versus Q2. Keep in mind that’s heavily influenced by the three Smurfit-Stone mills we picked up in the third quarter of ‘03. Folding carton grades were up 9% year to date and were down 4% quarter 2 versus quarter 2. And that touches on the softness that we saw in quarter 2 versus the first quarter. There is, I would say, a general slowness in folding grades. Keep in mind that we did idle Ritman No. 2, which is a coated grade, which goes in the direction of folded cartons. And the biggest customer to the mill group on the coated board side is the folding carton group, CPG, and they were very slow, which affected second quarter mill volumes inside of Caraustar. You can see the numbers, the [gypsum] numbers show a flat number, but we’re growing our PBL book of business, Tom talked about that. And doing it with a lighter basis weight. We shut Buffalo in Q1 of ‘03.

Our specialty grade mill business has slowed, I think we’ve talked about that in the past, Asia is playing a piece of that slowness. We do believe over time that with the acquisition of the petition business, that we’re going offset some of that slowness on a go-forward basis. Tube and core, the Smurfit-Stone tube and core consolidation is ahead of schedule. Ron has talked about it. With that, we continue to eat transition costs that don’t hit the open and balance sheet, and I think our number for this quarter, when you look at added freight, maintenance, labor, extra labor, start-up costs, it’s probably somewhere in the vicinity of $600,000 for the quarter. The — the overall book of business and tubes and cores, is slower than we’d like. The economy is playing a role in that, and with that in mind, our margins are okay, but in the tube and core end, we’re seeing price pressures that we haven’t seen in a while and we will keep an eye that on a go-forward basis.

Folding carton end of the business, Ron talked about the announced shut of Ashland, which was rolled out yesterday. That’s on the heels of a scaleback. We thought Ashland could be scaled back and a contributor in our system based on market conditions, we quickly got to we couldn’t make that take place. So, we announced the shut of Ashland yesterday. Luckily we do have four other midwestern plants to pick up key segments of that business. I would characterize the folding carton business as probably the toughest business that we’re in right now. We have price pressures with the Oxley type business you’ve heard about that is squeezing margins and we have competing materials on the other end. Coupled with that, their volume picture in the second quarter was a very, very tough one. We had a very, very slow second quarter on volume levels inside the folding carton group. And with continued margin squeeze, they had a very, very tough quarter.

Ron talked about non-operational items. What I’m going to do, I’m going to quickly take you through for the quarter, quarter versus quarter, the pluses and minuses that go into the numbers. If you take a look strictly at the mill group, now, keep in mind when we talk about the mill group that we did idle the No. 2 machine in Ritman. We did shut Buffalo, and I think I talked about tube and core business being very slow. When we au add up where we are and where we thought we would be, we’re roughly 21,000 tons short for the quarter, based on those three issues. And if you take a look at the hit, that’s a hit of roughly $4.2 million to our bottom line. Offsetting that amount, I talked about price, our gross paper margin is up roughly $18.15. Excuse me, $18.50, around $4.3 million. Energy quarter versus quarter down $11 or $2.6 million. Smurfit mills have been a solid contributor to the tune of $1 million. The most difficult end of the business, again, is the folding carton group, CPG had a very difficult quarter. I think you got to peel back the onions to understand it, although they were up in the first quarter from a volume standpoint. The volume in the second quarter was way down. They also continue to have margin squeeze, price erosion. We do have the rollup of Ashland losses this quarter that hit these numbers. And that was in the face of transition costs when we were scaling back Ashland on top of it. On a quarter-to-quarter basis, they’re off the mark, $5.9 million. On the CPG side, somewhat of a wash, volume has been soft. Most of that has been offset by the synergies we’ve picked up in the system and they have had a little bit of margin erosion.

Tom?

Thomas Brown—Caraustar Industries, Inc—President and CEO

Okay, thank you, Mike.

Michael Keough—Caraustar Industries, Inc—COO, Sr. VP, Director

You know, Tom, before we do that, let me touch on one thing. You mentioned and Ron talked about it —

Thomas Brown—Caraustar Industries, Inc—President and CEO

Please, comment on that.

Michael Keough—Caraustar Industries, Inc—COO, Sr. VP, Director

On the working capital side and the SG&A side, Ron — Ron talked about a minimum of $30 million of working capital and reduce in SG&A to the tune of $20 million. We’ve committed two key Caraustar leaders that focused 100% on their time to make these things happen and on the working capital side, when we take a look at inventories, payables, receivables, we believe that that $30 million commitment will be reached much quicker than next May. We’ve commit read to the $20 million — committed to the $20 million to be in place on a run rate basis by next May and we’re in a full analysis q-and-a.

QUESTION AND ANSWER

Operator

Thank you. The question and answer session will begin at this time. If you’re using a speaker phone, pick up the handset before pressing any numbers. Should you have a question, please press star 1 on your push-button telephone. To withdrawal your question, please press star 2. Your questions will be taken in the order that they are received. Please stand by for your first question. Thank you, our first question comes from Sandy Burns with Deutsche Banc. Please state your question.

Sandy Burns—Deutsche Banc—Analyst

Hi, good morning, everyone.

Thomas Brown—Caraustar Industries, Inc—President and CEO

Good morning, Sandy.

Sandy Burns—Deutsche Banc—Analyst

Just want to make sure I understand what was in operating income versus below the operating income item — line item? I guess you mentioned the $3.3 million from the Spalding chapter 11, not in the press release, the $1.2m million write-off of inventory at the plastics business, and also $1.8 million of transitional costs? Is that also from the $1.8 million of restructuring charge at Ashland?

Ronald Domanico—Caraustar Industries, Inc—CFO, VP

I apologize, Sandy. We have three numbers at $1.8 million this quarter. I tried to get the rounding to swing them one way or the other. It didn’t work out. The transition costs are above the nine SG&A of $1.8 million. We had the — the write-off of the Paragon assets, are also they’re in cost of goods, but again, above operating income. The Spalding is in SG&A as a $3.3 million write-off. The other $1.8 million items that I mentioned were the acceleration of the deferred debt cost of $1.8 million, which are below operating income and then the $1.8 million restructuring charge for Ashland. So, it is a little confusing because you’ve got the same number coming up three different times.

Sandy Burns—Deutsche Banc—Analyst

Okay. And then in terms of the — the transitional integration costs, I mean any sense what you think they may look like in the third quarter that would be, you know, your operating income versus a separate line item?

Thomas Brown—Caraustar Industries, Inc—President and CEO

The — the timing of the Buffalo and the Ritman shutdowns, I believe we’re getting close to finishing the six icy PG tube an core facilities, but there are two more that have been identified previously. That really aren’t starting until August. So, you know, while we’re wrapping up six we’re doing two more over there. Buffalo will continue to transition. I would say, you know, the $1.8 million we had now might be in the same magnitude in Q3, but we hope to have these wrapped up at the early part of Q4.

Sandy Burns—Deutsche Banc—Analyst

Okay. And then also just on the pricing front, I guess sequentially pricing was up about $7 a ton on the folding carton side. I guess it is a little less than what the trade ranks are showing. Again, is that just tied into the pricing pressures you see out there? And then, I guess related to that, given that waste paper is coming down a little bit, do you think it will put downward pricing pressure on the industry?

Thomas Brown—Caraustar Industries, Inc—President and CEO

It wasn’t on the folding carton, Sandy. Are you looking at the 421 versus the 414?

Sandy Burns—Deutsche Banc—Analyst

Right.

Thomas Brown—Caraustar Industries, Inc—President and CEO

That was our mill.

Ronald Domanico—Caraustar Industries, Inc—CFO, VP

That’s the whole system.

Sandy Burns—Deutsche Banc—Analyst

Okay.

Thomas Brown—Caraustar Industries, Inc—President and CEO

The whole mill system, not folding cartons.

Sandy Burns—Deutsche Banc—Analyst

Okay —

Thomas Brown—Caraustar Industries, Inc—President and CEO

I would say that folding cartons were probably down in the neighborhood of 2%. On a — you know, on at least a year-over-year basis, maybe — maybe 2.25. You know, Mike mentioned one big number that he related to the folding carton group of somewhere around 5.9 million. I’d say 40% of that is pricing, 40% of that is volume and the other 20% is the transitional consolidation costs at the Rittman facility that was ongoing as we — as we were going through the, you know, the earlier consolidation phase. But just, I don’t know, that’s about as specific as I’d like to get on those numbers.

Sandy Burns—Deutsche Banc—Analyst

Okay. I guess talked to — besides just the obvious pricing pressures in the economy, do you think the lower waste paper costs are also going to hurt the industry’s ability to hold onto the price improvement you got in the first half of the year?

Thomas Brown—Caraustar Industries, Inc—President and CEO

Unfortunately, Sandy, I wouldn’t bet on the fiber costs continuing to be soft. I think we’ve still got a fair amount of pent-up demand in the China market and there are new — new probable mills start-ups in the fall in China. So, you know, it’s — it’s — I think there have been much more judicious about how they enter the U.S. market and so I think we’ll maybe not see the spice we’ve seen in the past, but, you know, we had a $20 hit early in the year, OCC went from like 50 in January to 75 by the time we ended the first quarter. It’s come down, you know, maybe $10 in the last month. We didn’t see any particular relief in the — in the second quarter, but it dropped a little bit in the summer. I — I don’t see that as a continuing improvement. I think that we’ll probably bounce around in fiber, you know, from, you know, say 50, 60 to hopefully 80, then 90 over the course of — of the filling periods, whether it be this fall, next winter, next spring, next summer. I think we’ve got ourselves into a — just a higher-priced market that will hang in there. So, I don’t see that as — and the good news, I don’t see that as eroding price levels going forward. And I — I do, however, see energy costs modifying and continuing to be from a — from say gas prices standpoint, more in the $5 range than what we might have averaged over the course of the first half. So But — but all in all, you know, there is — there is some overall movement in the right direction that started in the first quarter this year and even though second quarter was softer, I think you’ve got to kind of put the two quarters in — together with each other and recognize that we’re seeing a little uptick in our markets for the first time in a long time. So, I — you know, if that continues, I think we’ll have good reason to expect price levels to hold and in some cases, as we’re seeing in the third quarter, some of those prices will increase automatically with some contracts related to — and based on — energy and fiber costs, in prior periods.

Sandy Burns—Deutsche Banc—Analyst

Okay. Great. And just a last question. I don’t know if you can comment on where you see the cash balance trending in the second half of the year? I mean and away from just obviously cash flow from earnings, any significant sources of using of cash that you have in the second half of the year?

Thomas Brown—Caraustar Industries, Inc—President and CEO

One thing I didn’t mention, Sandy is we do now have a contract for the sale of our Chicago property. There are zoning issues with that and we don’t expect the closing before year-end but that will have a significant positive to our earned cash. In the — the total proceeds are in line with what we disclosed previously on the exit of all our idle and vacant properties of the 15 to $20 million range, when you put all of those together. Right now, we — we do have, you know, approximately $60 million in the bank. We don’t have anything borrowed against our facility. The — the synergies from these restructuring initiatives are kicking in. But, you know, as the new kid on the block, I’m — I’m unwilling to speculate how much the operations are going to improve in the coming quarters, what I will say is that even if they don’t, we’ll be in a good position from a liquidity standpoint.

Sandy Burns—Deutsche Banc—Analyst

Okay. Great. Thank you.

Thomas Brown—Caraustar Industries, Inc—President and CEO

You’re welcome.

Operator

Thank you. Our next question comes from Richard Schneider with UBS. Please state your question.

Richard Schneider—UBS—Analyst

Yeah, I was wondering if you could, you know, take us through and see if these adjustments are sort of the way to look at things? I mean you came out with I think close to about $8 million of — in adjustments and that didn’t include the 1.8 million of bad debt expense. I mean if you add all of those things — I’m sorry, not bad debt expense, but the — the — the deferred payment on — on — on the debt, if you add all of those together, it works out to about 13 cents. And you reported, I think a loss of 31 cents. Should — should one sort of look at this as — as a, you know, a situation where — where you may have lost about 18 cents in the quarter? I mean it’s hard from us on the outside to reconcile all of this because there’s a lot of moving parts here.

Thomas Brown—Caraustar Industries, Inc—President and CEO

You want to take a stab at that — what you’re not included in that number, Rich, is a fair amount of other costs associated with the — the continuing transitioned issues in our — that are in the operating cost category. As opposed to what Ron mentioned, which were mostly, almost exclusively in — in what I’d consider a fixed cost kind of a — or restructuring kind of category. To us, the number looks more like a 10 to 12-cent number when we consider the other unique or unusual transitional costs. From — from a — you know, from an operating overall continuing operations standpoint. Put it that way.

Richard Schneider—UBS—Analyst

Good, could you, you know, roughly bring to us that kind of a number? You know, starting at the 31-cent level?

Thomas Brown—Caraustar Industries, Inc—President and CEO

You want to take a stab at that, Ronald?

Ronald Domanico—Caraustar Industries, Inc—CFO, VP

Okay, sure!

Richard Schneider—UBS—Analyst

Put him on the spot here.

Ronald Domanico—Caraustar Industries, Inc—CFO, VP

Yeah, thanks.

Thomas Brown—Caraustar Industries, Inc—President and CEO

He’ll have something to say here.

Ronald Domanico—Caraustar Industries, Inc—CFO, VP

Now, Rich, I mean the items that I mentioned the Paragon asset write-off, $1.1 million, the spalding, $3.3 million of bad debt. The transitional cost with the tube and core plants of $1.8 million reduction. We — we also had transition costs related to Ashland in the CPG numbers of about $1 million there. So, you know, if you subtract those items what you’ve basically got from an operations standpoint, you know, is the mills were — were probably just down slightly as, you know, volume shortfalls were offset by margin expansion. The energy was — was negative year-over-year of about $2.5 million, but we did pick up about a million from the Smurfit mills. So, net-net the mills would probably be, I’d say in the quarter, on an apples to apples basis, down about 3 cents. CPG would probably be, excluding a million in transition charges for Ashland, probably down somewhere in the neighborhood of 9 cents. ICPG and RFG were neutral, so, you take the 9 cents from CPG, the 3 cents on the mills, is the 12 cents that Tom talked about. The thing that’s still tougher for to us reconcile is the shift from — from Buffalo consolidated entity to PBL, which shows up below the line. The PBL — the joint ventures in total generated an extra half million dollars for our share of the earnings in the quarter and again, that’s not an operating income. So You know, that’s where you go from the 12 to the 10. Does that help?

Richard Schneider—UBS—Analyst

Yeah, that helps. The four items you gave at the beginning, you’re up to about $7.2 million in I guess tax effecting act. That would be about 15 cents a share, right?

Ronald Domanico—Caraustar Industries, Inc—CFO, VP

Correct, yes.

Richard Schneider—UBS—Analyst

Okay. And then the others are the — to get it down to 10 to 12 would be the other items that you talked about?

Ronald Domanico—Caraustar Industries, Inc—CFO, VP

Right.

Richard Schneider—UBS—Analyst

Just looking at, you know, the third quarter, could you give us some idea of some of the changes in variables that — that you see going into the third quarter? Things like energy, fiber, you know, and if you see any changes in price as you’re looking at things today.

Thomas Brown—Caraustar Industries, Inc—President and CEO

You know, we’re starting to get into the crystal ball stuff, rich. You know, from the basic energy fiber numbers, I will comment on that. That’s one of the reasons why we have stopped giving guidance going forward, are some of these elements that have been pretty volatile that we have very little control over. So what I’m going to say is probably, you know, you can — you can believe or not believe, depending on how you think about it, but, you know, fiber side of it, which is more knowing or knowledgeable to us than maybe the energy side, looks to me like there’s the opportunity for either continued levels where they are now and that’s primarily due to a stable, if you want to call it that, but not growing container board business and maybe some shifting more toward the virgin side by mills that have the capability to shift and that helps to provide stability on the waste paper or the — or the recovered fibers side. Offset by what we expect to be some — just generally continued intrusion by the Asian market, particularly China. However, the other factor in that — in that equation is that China is now buying more mixed paper than they are OCC and they apparently are importing quite a bit of unbleached pulp to blend with the New Mexico make a product equally as good as what they can do with straight OCC. I think the Chinese and others are learning different ways and better ways to make the product without destroying, you know, worldwide fiber markets. So, I’m inclined to think that the fiber business will be fairly stable and as I mentioned to Sandy, not bearing too much, hopefully, you know, beyond the 60 to 80 or $90 range. On the energy side, I think that we’re, you know, in an interesting period right now with — with what’s going on in other parts of the world combined with perhaps some more demand driven on the natural gas side and maybe away from some of the other fossil fuels, based on greenhouse gas issues and other things going on in Congress. And that, you know, that is a wide open market. I don’t — I don’t know how anybody could reasonably project where energy costs are going to go, you know, going forward. I think it’s more incumbent on us to make sure that we continue to use a variety of fuels, including a fair amount of coal to the extent that we can and meet all the — obviously meet all of the requirements emission requirements and — and we’re working hard on that as well as, of course, just the increased ability to swing between natural gas and — and oil. So, you know, it — but as far as war pricing goes in that market, I don’t — I think it would be — probably meaningless for me to express an opinion on that expect to — except to anticipate that, you know, $5 numbers is a pretty high number compared to historical relationships for natural gas and would hope that that would not go much beyond that.

Richard Schneider—UBS—Analyst

And — and in terms of where pricing is of your products right now, there’s not much movement going on as you enter the, you know, as you’re beginning here in the third quarter? Is that correct?

Thomas Brown—Caraustar Industries, Inc—President and CEO

That’s correct.

Ronald Domanico—Caraustar Industries, Inc—CFO, VP

Yeah. We seem to have stabilized a little bit. There is, you know, a fair amount of — of consolidation going on in the marketplace as we speak and seems like every week we hear about another papermill that’s closing and although we continue to have pressure from the end use standpoint back to the converting operations, I think we will offset that by improved operating rates in the industry. What I didn’t mention in my opening comments is that the operating rates for the — for the industry was about 90% in the second quarter. Which is considerably above what it was last year, even though volume is — is somewhat improved but not materially improved and the reason for that is obviously the closure of capacity. So — and that capacity closure, when you look at 90%, the way the industry keeps track, they don’t include mills that are simply idle, like our Rittman No. 2, but only the mills that are officially closed and only after they’ve been closed for a period of time. So, I think we’re in a position now, as an industry, where we can work our operating numbers back up to a point where they put a little pressure on the supply side and — and that’s — I think the — you know, a very positive kind a thing going forward from a pricing stability standpoint.

Richard Schneider—UBS—Analyst

And — and then just some of the costs that you’ve been entailing. A lot of these in the — you know, looking — you know, the ones we discussed, Spalding and others, obviously, those will be absent from you going forward and will you start to start to see more of the benefits of all the restructuring that you’ve been doing in the second half of the year?

Thomas Brown—Caraustar Industries, Inc—President and CEO

Yeah, we will see that — we were a little cautious in you guidance for the third quarter in response to a question by Sandy. I think we will see reduced transition costs in the third and reasonably reduced in the fourth and I think we’re also starting to see the synergy benefits showing up through this issue of — of pricing pressure and in cases like second quarter, some volume erosion in the industry. Because we could — we can pretty well identify in the second quarter, for example, on the tube and cork side, $1.5 million of synergy benefits that are — that have helped us in our existing facilities as they’ve grown to pick up the closed plant business and also in the plants that are remaining, we can — and that’s pretty much consistent with what we said on a neighborhood of $6 million a year for the converting side. On the mill side, we’re seeing substantial benefits in reduced freight costs and improved volumes in some parts of the country, based on softs we’re able to complete to also save freight and — and to keep the mill system better balanced. We haven’t seen and in fact have seen some erosion in overall volume for the tube and core business. Association some of these costs have been more than offset by — by the volume hit. But generally speaking, we’re — we’re — we’re putting the pieces together, where we expected they would fall together and I think you will — you will see more of that — more benefits in the third and, of course in the fourth quarter. Not going to get too specific about how much or exactly when.

Richard Schneider—UBS—Analyst

Thank you.

Operator

Thank you. Our next question comes from Mark Connelly with CSFB. Please state your question.

Mark Connelly—CSFB—Analyst

Thanks. I’ve got a couple of things. With respect to — to all the closures and restructuring that you’re doing, how satisfied are you with your current mill balance versus what you had before? Either in terms of integration or product mix? Obviously, you know, these changes tend to be disruptive, but as the system falls in place, are you now finding that of got places where you need on to go out and pick up some more converting capacity or through off more capacity in one place or another?

Thomas Brown—Caraustar Industries, Inc—President and CEO

I think if you look at us business by business, we — in this market, we would be better off the more integrated we are. If you look around the industry at 23re7b9 companies — different companies, it seems like the gains in this kind of a market are — are — fall more on the business in the companies that are more heavily integrated. In that regard, other than the gypsum business, which is unique and primarily based on large contracts with a few primary customers and others in our joint venture in the wallboard side, we’re never going to be wallboard manufacturers, so, that’s kind of a unique market that’s served in the way we think it appropriate to be served going forward with primarily based on — on better technology and — and lower operating costs and — and the like. But on the carton side, you know, clearly we’d be better-served by a high level of integration at this particular point in time. But we’re not out looking for more carton capacity, we’re trying to get our carton business right-sized and we’re spending most of our — our mill sales initiatives on new products and developments in particularly the corrugated folding or the corrugated carton side of the market. And — and we’re never going to be as, matter of fact, very few carton makers are going to be corrugated, box manufacturers who require a high graphics top sheet to make a product for what is a — probably the most — the — probably the greatest growth opportunity on the carton side is in that hybrid corrugated carton market. And we think we can serve a lot of that market particularly with products that we developed at the spread mills. So, we’re — we’re — you know, more or less satisfied with where we are or are going to stay where we are in terms of integrations at that level and we’re not out looking for additional capacity in that regard. The tube and core business, we really didn’t increase our integration levels to any extent because the Smurfit business was pretty much as integrated as we were. So, what we did is just gain volume, market share, gained a better geographic spread. Has our extent on the tube and core side, to expand our position and move ourselves to the extent we can away from some of the harder hit industries, like the southeastern textile market and to some extent, the mills business, mill core business, into more of the — of the — of the flexible packaging kinds of businesses and we’ve done that substantially. Our market shift has been — have been as we would like and have expected and will continue to expand there, just as we have on some of the unique products in the composite canned business so we don’t talk about it at any length, but we’re moving in that direction there. So, it’s a real combination of product mix as well as integration considerations. It’s not quite as simple an answer as might be easier to explain, but I think we’re clearly making the right moves from a technology standpoint, from a market standpoint, from a geographic standpoint, to get ourselves right sized. It doesn’t necessarily mean — clearly doesn’t mean fully integrated.

Mark Connelly—CSFB—Analyst

Tom, does the whole process make your ability to swing between grades less important?

Thomas Brown—Caraustar Industries, Inc—President and CEO

As we focus more on specialty technologies to make certain end products, that’s — that’s exactly right. We get more focused in a given mill on a particular grouping of products. It allows to us swing between various products that are similar. For example, the top sheet for the corrugated carton market is not dissimilar from the overnight mailer envelope market. So, we have more of a swing between products, you might say, within a given market than we do between different markets on a mill by mill basis. So so, that’s probably correct.

Mark Connelly—CSFB—Analyst

That’s very helpful. Thank you.

Operator

—

Thomas Brown—Caraustar Industries, Inc—President and CEO

Janine, you there?

Operator

Thank you, our next question comes from Mark Wilde with Goldman Sachs. Please state your question.

Mark Wilde—Goldman Sachs—Analyst

Yeah, hi, on the restructuring charges that you’re talking about, the $8 million that are included in operating income, what is the cash portion of those charges versus the noncash portion?

Ronald Domanico—Caraustar Industries, Inc—CFO, VP

The — I’m just going through the list here. The Ashland $1.8 million is — is a cash charge. There’s — of that, approximately, what, about —

Thomas Brown—Caraustar Industries, Inc—President and CEO

1.8 related to ashland noncash. In it’s an asset write-off.

Mark Wilde—Goldman Sachs—Analyst

It’s an asset write-off.

Ronald Domanico—Caraustar Industries, Inc—CFO, VP

The severance and other charges will be going through the P&L.

Mark Wilde—Goldman Sachs—Analyst

Which — which — which is the severance portion of that? That’s cash?

Ronald Domanico—Caraustar Industries, Inc—CFO, VP

Of the Ashland restructuring charge, the 1.8 that’s on the restructuring line for the three months ended June 30, that is all noncash.

Mark Wilde—Goldman Sachs—Analyst

Okay.

Ronald Domanico—Caraustar Industries, Inc—CFO, VP

There is a $2 million cash severance charge to come on that, though. Which we, by the accounting rules, we’re not allowed to put that through the restructuring line of business.

Mark Wilde—Goldman Sachs—Analyst

Okay.

Operator

Thank you, our next question comes from Bill with UBS Warburg. Please state your question.

Bill Hoffmann—UBS Warburg—Analyst

Yeah, good morning. I just wanted to sort through the second half of the year cash for outflows, capital spending, any pension funding, et cetera. Go through that, Ron?

Thomas Brown—Caraustar Industries, Inc—President and CEO

I’m sorry, Bill, I didn’t — you got blocked out there. I heard the pension funding. We have a contribution that we can make on September 15 of $11.7 million was disclosed previously. We’ve already taken that deduction on our 2002 tax return. Now, we’ve got interest payments in the second half of the year, which should be in the neighborhood of $22 million plus or minus and depending on the — the company’s decision to reinstall some of these fixed to floating interest rate swaps. That will be coming. And also our Cap Ex, which we also talked previously of being in line with 2002, what have a similar amount in the back half of approximately $10.8 million as we had in the front half. Those are the major cash outflows.

Bill Hoffmann—UBS Warburg—Analyst

Okay. And then — I mean, it obviously looks like, you know, from current sort of run rating that we’re going to be, you know, modestly cash negative here in the second half of the year. Just sort of curious, as you — as you look forward and with this target of reducing the working capital, what — what, if anything, you expect it to have as an impact on the availability on the bank lines and weather we start to get pinched at all from a liquidity standpoint?

Thomas Brown—Caraustar Industries, Inc—President and CEO

As I mentioned previously, you know, even if the operations are neutral in the back half, we expect the liquidity to be in fine shape. We are going to reduce the — the lines at the — at the JVs. They’re cash flow positive. The PBL venture does not remit dividends, so, with its excess cash it will pay down those lines that would reduce the letters of credit tied up against the availability on our facility. So, no, I do not see us getting squeezed in the back half.

Bill Hoffmann—UBS Warburg—Analyst

How much are the LCs on the PBL do you think you can release? Dollar-wise? Do you have a dollar target there?

Thomas Brown—Caraustar Industries, Inc—President and CEO

We have not disclosed that publicly before. We have $10 million LC tied to PBL. $28 million tied to standard. And it is our objective to reduce both of those from the cash flow from the operations of the JVs but I don’t know that I can say more without issuing an 8K.

Bill Hoffmann—UBS Warburg—Analyst

Okay. And then just a question more versus strategically to Tom is if you continue in this kind of weak and sort of bouncing along the bottom market conditions, what else, strategically, have you looked as opportunities to raise cash, you know, ie whether you spin-off or try to sell your interest in the joint ventures or anything else?

Thomas Brown—Caraustar Industries, Inc—President and CEO

Yeah, I — you know, that — first off, we — you should know from what we’ve done, the two things are — are part of our strategy and one — one of those things is that nothing is sacred. So, it is — opportunities to sell smaller pieces that we may not think are strategically long-term or there’s opportunities — there are opportunities to consider additional and different kinds of ventures that will expand us in the way we want to expand without necessarily creating a cash issue for us. And there’s obviously the — the opportunity to continue in terms of facility rationalizations on a — on a piecemeal basis, where it be about n the mill, the converting side of the business or in the other part of our market. We think we have some significant opportunities to improve in our fiber recovery system, our purchasing initiatives that we’re looking at, primarily have focused on the three big ones, fiber, freight and fuel. And we see some real opportunities there to gain a significant amount of cash improvement that will add significantly, not only to cash position, but also to operating income. So, there — you know, I — I’m going to dance around your question because I’m not going to suggest or imply what we may or may not do, but we’re going to, I think, be in much better shape as we go through this process and we — at the same time — don’t anticipate becoming a — a smaller company than we are currently. We will continue to expand the gypsum production of PBL, which will continue to look a little bit strange, you know, from a statement of operations standpoint because of the position on our earnings statement and — and not having that facility as part of our balance sheet, but it’s — it’s a very strong cash-generated opportunity that will allow us to get out of whatever remaining outstanding debt we may have there in — in reasonable fashion and — and get that business just like the joint venture on the wallboard side, a — a positive cash contributor to Caraustar as well as to simply a — a debt pay down kind of instrument. But I — I really don’t think I should go too much beyond that.

Bill Hoffmann—UBS Warburg—Analyst

Okay. And just sort of a follow-up question, strategically in your end markets, I mean given the fact that we have this weak demand sort of across-the-board, have you seen any of your customers doing any kind of meaningful chipping or anything that — that is opportunistic for you all or you see becoming a greater risk given that we have excess capacity out there.

Thomas Brown—Caraustar Industries, Inc—President and CEO

There are pluses and minuses in that. We see — and the Caraustar industry continues to see movement to other sub straits, more of an inclination to go with flexible packaging, for example. Some unique products that kind of catch people’s attention, but like a standup pouch, for example, but I don’t see that as being longer term, as just the general movement to flexible that’s been going on for quite some time. The influence of corrugated packaging in the carton business, particularly as it relates to beverages and the like, is — is a — I think a more significant movement that will affect cartons but also will play into some of our strength in terms of the — the top sheet product. The growth 6 noncarton businesses like overnight mailers is a positive for us as a company from the mill standpoint, although we don’t, in our carton business, make —

make mailers themselves. — and, you know, the — the — the — the other kind of specialty opportunities that we can create through improved technology, such as continuing to lightweight the gypsum business, I think will put our — our — the different pieces of our system in pretty good shape. The consolidation that we’re going through on the different course side, — tube and core side, will obviously pay continuing dividends there and we don’t see anything there that concerns us from a substitution standpoint. We see that continuing weakness in the manufacturing market for tube and cores but we don’t like to see a replacement by plastic cores or tubes or by metal cores or tubes as far as being a competitor to the paper tubes product. And as far as the composite can goes, we’re already pretty well invested and have continued to move into plastic cartridges and other products that — that are perhaps more cost-competitive than the old — some of the old paper tubes for things like caulking and sealants and adhesive packaging. But I don’t know if that answers your question. But there’s a combination of events both positive and negative. Mike can, do you have anymore on that?

Michael Keough—Caraustar Industries, Inc—COO, Sr. VP, Director

I think on the upside, if you take a look at top sheet and, you know, the investment that we’ve made in spring and PBL, I think, you know, a world where Wal-Mart is really driving — where pricing is going with the Kraft foods and the other folks, I think was it does is it forces them away from more expensive grade SBS to coated recycled and it falls right into what we do well. So, I see a lot of upside.

Thomas Brown—Caraustar Industries, Inc—President and CEO

And the other piece of it is that we see some movement toward a product — for example, the — the ability to package frozen foods successfully is — is a very positive condition in — in the — in our ability to shift business from, you know, a — a higher-priced virgin sub strait to something that we make and can make Moe it at lower market prices. So, there’s — there are opportunities continuing in — in moving more products into the recycled folding side of the business.

Bill Hoffmann—UBS Warburg—Analyst

All right, thanks, that’s helpful.

Operator

Thank you. Our next question comes from Bruce Klein with CSFB. Please state your question.

Bruce Klein—CSFB—Analyst

Hi, guys.

Thomas Brown—Caraustar Industries, Inc—President and CEO

Hi, Bruce.

Bruce Klein—CSFB—Analyst

When you refer to bank covenants, why understanding was there might be one covenant if you fall below a certain level? I wonder what level that might be you need to fall below? I assume liquidity. And two, was the tests would be?

Thomas Brown—Caraustar Industries, Inc—President and CEO

We’d have to have less than $10 million availability and since we have nothing drawn, we’re nowhere near that.

Bruce Klein—CSFB—Analyst

But the availability is 26 today?

Thomas Brown—Caraustar Industries, Inc—President and CEO

27. Yeah.

Bruce Klein—CSFB—Analyst

Okay.

Thomas Brown—Caraustar Industries, Inc—President and CEO

The trigger — once we get down to that could have — my standpoint is a — there’s only one covenant. It’s a fixed charge coverage ratio and it adjusts quarter-to-quarter until it stabilizes, I believe, at Q1 ‘04 at one time. Is that correct, Bill?

Bill Nix—Caraustar Industries, Inc—VP, Treasurer, Controller

Right, that’s correct.

Bruce Klein—CSFB—Analyst

Is that basically in interest or after Cap Ex or . . . .

Thomas Brown—Caraustar Industries, Inc—President and CEO

The fixed charge coverage ratio, Bruce, which is essentially EBITDA to Cap Ex and interest.

Bruce Klein—CSFB—Analyst

EBITDA minus Cap Ex and interest, correct?

Thomas Brown—Caraustar Industries, Inc—President and CEO

Yes.

Bruce Klein—CSFB—Analyst

And do you know what it is for the second half of the year? I think you said it stabilized at one time in the second half of year?

Thomas Brown—Caraustar Industries, Inc—President and CEO

1.0 in the second half of the year.

Bruce Klein—CSFB—Analyst

Also at 1.0.

Thomas Brown—Caraustar Industries, Inc—President and CEO

Right.

Bruce Klein—CSFB—Analyst

And lastly, the $8 million, I think I’ve got all the pieces except for the $1.8 million in restructuring at Ashland was where, located in the P&L?

Thomas Brown—Caraustar Industries, Inc—President and CEO

it’s right below the operating income before restructuring costs so it’s listed ads restructuring and impairment cost on the P&L.

Bruce Klein—CSFB—Analyst

It’s below the income line.

Thomas Brown—Caraustar Industries, Inc—President and CEO

One before restructuring and one after. It’s in between.

Bruce Klein—CSFB—Analyst

And the other pieces — okay, I got the other pieces. And Tom, I’m not sure on what I heard or with regard to the box board, the recycled box board hike was tha was announced, where were you at that point and how much did you get?

Thomas Brown—Caraustar Industries, Inc—President and CEO

Well, as you can see from quarter-over-quarter numbers, we — we only picked up like just a little bit over $7 in terms of mill net filling price.

Bruce Klein—CSFB—Analyst

Uh-huh.

Thomas Brown—Caraustar Industries, Inc—President and CEO

Between the two quarters.

Bruce Klein—CSFB—Analyst

Yep.

Thomas Brown—Caraustar Industries, Inc—President and CEO

Now — now that’s — there’s a little mix of business kind of things that occurred within — within that system from a quarter-to-quarter standpoint. But we’ve also seen some movement in the third quarter just based on average second quarter kinds of numbers because some of our contracts work that way. So, I — I don’t know whether we might see through the second — through the third quarter, maybe, you know, instead of $7, maybe it will — it will stabilize out at 10 or $11.

Bruce Klein—CSFB—Analyst

Incremental or in total?

Thomas Brown—Caraustar Industries, Inc—President and CEO

In total over the first quarter.

Ronald Domanico—Caraustar Industries, Inc—CFO, VP

Yeah it was definitely cross driven, as you go back, you had the energy spike and I think that coupled with Ford drifting, there was a —

Thomas Brown—Caraustar Industries, Inc—President and CEO

Fiber, too.

Ronald Domanico—Caraustar Industries, Inc—CFO, VP

And fiber. Yeah. I said board, I meant fiber. You had the general announcement. Which you’ve had since then. You’ve had energy abate. And having an environment where business is not booming, which you didn’t have — you didn’t have a demand driven it was cost-driven and some of the cost has slipped and for that reason I think you will have some trail end pickups, but I think we’re going to be faced with more competitive pressure, unless there are other costs or demand letters.

Thomas Brown—Caraustar Industries, Inc—President and CEO

You can kind of look at the numbers that we gave you in that attachment and see where that, you know, where — where that $7 came from. It’s kind of interesting how these things work in terms of a market that is basically driven by cost as opposed to by demand. But you got $11 in our case, increase in fiber costs quarter-to-quarter, from 81 to $92 and you — you have a $6 decrease in fuel and energy costs between those two quarters. Which is, you know, a — a — a net difference of like $5. We’ll see more than those 5 bucks continuing because you’re starting from a base in the fourth quarter that was — that was — that really prompted the — the beginnings of that — of the movement. We’re still trying to kind of recover to that, you know, to that say fourth quarter kind of margin level am and those numbers are — are a little different than what shows up in the first and second quarter, but you really don’t have the impotence for much more than 10 to $15 price hike when you get all done with it at the end of the day. And — as — as to say starting from the end of the fourth quarter to where we are today. And you will probably see that. You will probably see that take place and as these numbers move around a little bit, both fiber and energy, going into the third and fourth quarters, you know, you’ll — you’ll see that modify or improve one way or the other even a little bit more and I think more and more you’re seeing people kind of hedging those activities. We don’t. We don’t get involved in — in what you technically would call hedging, but — but just from a standpoint of how you price product to customers and how you either improve or — or — or — or drop your market pricing, it has to do with what you see in those markets in this kind of environment, where it’s pretty much all cost-driven.

Bruce Klein—CSFB—Analyst

And Tom, what was the $18 a ton pricing differential 2Q versus 1 q? What was the referencing? I thought I heard earlier.

Thomas Brown—Caraustar Industries, Inc—President and CEO

A dollar ton figure my that’s paper margin, that’s the combination of price and fiber.

Bruce Klein—CSFB—Analyst

Oh, I got you. Okay, thank, guys.

Thomas Brown—Caraustar Industries, Inc—President and CEO

You have to throw in the energy equation into that mix and it does change the overall numbers somewhat.

Bruce Klein—CSFB—Analyst

I gotcha.

Operator

Thank you. Our next question comes from David Martin with Deutsche Banc. Please state your question.

David Martin—Deutsche Banc—Analyst

Thanks, I just had a couple of questions and I will try to be quick here.

Thomas Brown—Caraustar Industries, Inc—President and CEO

Yeah, we’re — I probably spoke too long.

David Martin—Deutsche Banc—Analyst

First of all, where do you see your operating in the quarter, both with and without any recent closures in ’03?

Thomas Brown—Caraustar Industries, Inc—President and CEO

See what?

David Martin—Deutsche Banc—Analyst

Your middle operating rate?

Thomas Brown—Caraustar Industries, Inc—President and CEO

Oh, we see them in the — in the — well, with — excluding — or not counting the mills that are out of our system now, we see that to be in the low 90% range. Maybe 92.

David Martin—Deutsche Banc—Analyst

Okay. And then secondly, can we go back to the carton market a bit, I believe, you said your volumes were down about 6% in the second quarter while your cross town rival reported 10% gains in folding carton volumes and Smurfit said this morning their volumes are up 2%. Can you give us more color on the dynamics between the developments in the company. Was there any particular customer involved here? And did Floyd or Spalding have an impact in the quarter?

Thomas Brown—Caraustar Industries, Inc—President and CEO

Two answers to the question. First off — you know, congratulations to the guys who increased carton volume in the quarter, but we pretty much followed the industry which overall dropped 6%. We are we’re more of an open market seller into that industry than either Smurfit or Rifton is . I think you mentioned them specifically. So, we follow the industry. But more importantly in terms of specifically what happened to us, we purposely took from rationalization of volume by virtue of the consolidation of Ashland and we purposely took volume out of our mill system by idling Rittman No. 2 machine. So, our numbers, you know, had we continued to operate those businesses as we had, we may have shown a slight increase in volume. And that’s highly speculative as to what would have happened to the Rittman mill 2 operating rate and what would have happened to the volume at Ashland had we not moved away in fr some of that. But we had a condition where we thought we were absorbing too much on the margin side of the business, trying to maintain full operations and — and we didn’t think it was consistent with where the industry was going in general and — and that’s, you know, that’s — that’s how we determined what we’re going to downsize and what we think the rightsize numbers ought to be. So, we actually did things in my opinion during the quarter that — that — that created the, you know, the — the 6% drop. In terms of volume. It also, interestingly, happened to coincide with what the overall industry did.

David Martin—Deutsche Banc—Analyst

Okay. And then lastly, coming back to the $50 million cost program, I believe you said $30 million of it was coming from working capital and I believe based off of Ron’s comments earlier, you’ll already achieved $9 million. Is that included in the 30?

Thomas Brown—Caraustar Industries, Inc—President and CEO

Yes.

Ronald Domanico—Caraustar Industries, Inc—CFO, VP

Yes, that’s our first — our —

David Martin—Deutsche Banc—Analyst

First one?

Ronald Domanico—Caraustar Industries, Inc—CFO, VP

Yeah.

David Martin—Deutsche Banc—Analyst

And I guess secondly, the — the SG&A of $20 million, can you give us more color on where you — you may pull that from? What the cost and charges may likely be, whether cash or noncash?

Thomas Brown—Caraustar Industries, Inc—President and CEO

Well, we don’t have the answer yet as Mike mentioned, we’ve got two key executives dedicated to that project. We came up the target by looking at 20 companies that could be loosely defined as a peer group. Of the 20 companies, Caraustar was 19th as far as having SG&A as a percent of revenue. Now, I know there’s some apples and orange comparisons in there, but probably not enough to — to say that there isn’t an opportunity. Our SG&A as a percent of revenue is in the — the area of 16% and it fluctuates between 16, 16.8, something like that. We believe that a $20 million improvement would still have us in the bottom quartile of the 20 companies. And the answer to your question, David, is we haven’t identified exactly where that’s coming from, we just believe that there’s an opportunity and we believe it so much that we’ve committed to the board and to the shareholders to realize that opportunity.

David Martin—Deutsche Banc—Analyst

Okay, thank you very much.

Operator

Thank you, our next question comes again from Mark Wilde with Goldman Sachs. Please state your question.

Mark Wilde—Goldman Sachs—Analyst

Yes, I hi, I will ask my questions all at ones now so I don’t get cut off. Now, going back to the restructuring charges, the cash portion versus the noncash, you started with Ashland, maybe you can continue with the others? Second, you had mentioned that you thought you would see about $1.8 million of restructuring charges again in third quarter? I want to verify that. And you said about $2 million from severance. Third, if you could give me joint venture numbers, I’m looking for the D&A and interest expense for the quarter as well as cash and debt at the end of June.

Thomas Brown—Caraustar Industries, Inc—President and CEO

Slow down, Mark! Why don’t we bang them off —

Ronald Domanico—Caraustar Industries, Inc—CFO, VP

We promise not to cut you off.

Mark Wilde—Goldman Sachs—Analyst

Appreciate that.

Bill Nix—Caraustar Industries, Inc—VP, Treasurer, Controller

Mark, this is Bill. I apologize. I answered half your question about the restructuring before. The 1.8 that’s on the restructuring line this quarter relates to Ashland’s noncash.

Mark Wilde—Goldman Sachs—Analyst

Thank you.

Bill Nix—Caraustar Industries, Inc—VP, Treasurer, Controller

There is approximately another $2 million to come which we will take in the third quarter.

Mark Wilde—Goldman Sachs—Analyst

It will be cash.

Bill Nix—Caraustar Industries, Inc—VP, Treasurer, Controller

That will be cash. The balance that is on the restructuring line for the six months ended June 30, 2003, relates to a charge we took in the first quarter when we took Buffalo down.

Mark Wilde—Goldman Sachs—Analyst

That’s noncash.

Bill Nix—Caraustar Industries, Inc—VP, Treasurer, Controller

That was approximately 4 or $5 million and the bulk of that was noncash as Ron said.

Mark Wilde—Goldman Sachs—Analyst

That’s the 1.8 you’re talking about, with Buffalo for the second quarter?

Bill Nix— Caraustar Industries, Inc—VP, Treasurer, Controller

1.8 relates purely to Ashland.

Mark Wilde—Goldman Sachs—Analyst

Right, right, but there were three. There was a second one —

Bill Nix—Caraustar Industries, Inc—VP, Treasurer, Controller

The transitional charges are not restructuring, they’re above the line and they are cash expenses.

Mark Wilde—Goldman Sachs—Analyst

The 1.8 is cash?

Bill Nix—Caraustar Industries, Inc—VP, Treasurer, Controller

Correct.

Mark Wilde—Goldman Sachs—Analyst

The 3.3 for Spalding, more or less, not in this quarter, so we shouldn’t take it out of this quarter, penalize you for that, is that correct?

Bill Nix—Caraustar Industries, Inc—VP, Treasurer, Controller

That’s correct.

Mark Wilde—Goldman Sachs—Analyst

And then the Paragon plants, that was noncash?

Bill Nix—Caraustar Industries, Inc—VP, Treasurer, Controller

That’s correct.

Mark Wilde—Goldman Sachs—Analyst

Okay. And — and FAS as far as the then JV figures, the depreciation and amortization expense during the quarter and cash and debt at the end of the quarter?

Ronald Domanico—Caraustar Industries, Inc—CFO, VP

Why don’t we go into that after the call, Mark, I don’t have the numbers broken out specifically.

Mark Wilde—Goldman Sachs—Analyst

Okay.

Ronald Domanico—Caraustar Industries, Inc—CFO, VP

If you want to give me a call, I’ll be happy to get it through to you.

Mark Wilde—Goldman Sachs—Analyst

Okay. And just finally, which would be really helpful for me to put — in putting this all into perspective. Do you have an EBITDA figure for the second quarter to the EBITDA you reported to your banks?

Ronald Domanico—Caraustar Industries, Inc—CFO, VP

Yes. We do that EBITDA is approximately $10 million.

Mark Wilde—Goldman Sachs—Analyst

So, you didn’t get the benefit benefit of all these restructuring charges — or cash charges that were included in SG&A, whatever, in that figure?

Ronald Domanico—Caraustar Industries, Inc—CFO, VP

We did get some of them, yes.

Mark Wilde—Goldman Sachs—Analyst

But that there was not an adjusted EBITDA number that we gave to the bank.

Ronald Domanico—Caraustar Industries, Inc—CFO, VP

We didn’t ask the banks to look through any of the charges.

Mark Wilde—Goldman Sachs—Analyst

If we looked through the charges, what would be the figure be?

Ronald Domanico—Caraustar Industries, Inc—CFO, VP

We need to get it exact, but what would it be, 16.5, something like that.

Mark Wilde—Goldman Sachs—Analyst

Approximately.

Ronald Domanico—Caraustar Industries, Inc—CFO, VP

$16.50 million. Again, let us sharpen the pencil on that. But that’s the ballpark.

Mark Wilde—Goldman Sachs—Analyst

Okay. And then just also — what was Smurfit-Stone’s contribution to the EBITDA in the quarter? In assets?

Ronald Domanico—Caraustar Industries, Inc—CFO, VP

It’s getting really hard to split it now. We’ve been integrating the businesses for nine months and moving volume not only between the mills, but between the converting facilities as well. So, you know, anything we tell you is going to be an estimate but, you know if I had a — had to pull a number, I would say their EBITDA would probably be in the neighborhood of $4.5 million for the quarter.

Mark Wilde—Goldman Sachs—Analyst

Out of the 10?

Ronald Domanico—Caraustar Industries, Inc—CFO, VP

Yes, from the contribution.

Mark Wilde—Goldman Sachs—Analyst

Okay.

Ronald Domanico—Caraustar Industries, Inc—CFO, VP

Probably out of the 16.5 because they had some of the transition charges as well.

Mark Wilde—Goldman Sachs—Analyst

Yeah, right. Thank you.

Ronald Domanico—Caraustar Industries, Inc—CFO, VP

You’re welcome.

Operator

Thank you. Ladies and gentlemen, as a reminder, should you have a question, please press star 1 at this time. If there are no further questions, I will turn the conference back to Mr. Brown.

Thomas Brown—Caraustar Industries, Inc—President and CEO

Thank you all, I apologize for the length of the call and maybe for the length of a couple of my answers. I think we’re in a very interesting transitional and developmental period and it’s going to take probably more discussion than it might normally took, to try to help you understand what we’re doing without overstepping our bounds in terms of disclosure, but that concludes our call for today and thank you very much for your participation. Thank you, Janine.

Operator

Ladies and gentlemen, this concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

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Preliminary Note Regarding Non-GAAP Financial Measures

This presentation includes the following financial measures: “pro forma net loss,” “adjusted EBITDA as reported to the banks” and the calculation of Caraustar Industries, Inc.’s share of Premier Boxboard Ltd. and Standard Gypsum LP “earnings before interest, depreciation and taxes (EBITDA).” These items are not financial measures under generally accepted accounting principles in the United States. Because these items are not GAAP financial measures, other companies may present similarly titled items determined with differing adjustments. Accordingly, these measures as presented herein should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. The Company has included these non-GAAP financial measures in response to questions it received on its conference call held July 29, 2003. The questions the Company received requesting this information may indicate that certain investors find this information useful in evaluating the Company’s operating performance and financial results. The Company uses the measure “adjusted EBITDA as reported to the banks” for purposes of determining its compliance with debt covenants. The following tables include reconciliations of these non-GAAP financial measures with the most comparable GAAP measurement. Investors are strongly urged to review these reconciliations. In addition, the exclusion of certain adjustment items in the calculation of “pro forma net loss” does not imply that such charges are non-recurring, infrequent or unusual. The Company has incurred similar charges in prior periods, and may incur similar charges in future periods.

Caraustar Industries, Inc.

Reconciliation of Three Months Ended June 30, 2003 Net Loss

to Pro Forma Results*

(In Thousands, Except Share Data)

Net loss as reported		$(8,521)	$(0.31)

Adjustment items, net of tax:	Pretax	After-Tax
Items impacting operating income:
Spalding receivable write-off	$3,300	$2,066
Restructuring costs	1,835	1,149
Paragon—asset impairment charges	1,200	752

Total operating income items	6,335	3,967

Write-off of deferred loan costs	1,812	1,134
Write-off of Data Rich investment	309	191

	$8,456	$5,292

Pro forma net loss		$(3,229)	$(0.12)

*See Preliminary Note Regarding Non-GAAP Financial Measures

Caraustar Industries, Inc.

Calculation of Consolidated Earnings

Before Interest, Taxes, Depreciation and

Amortization (EBITDA) for Three Months Ended June 30, 2003*

(In Thousands, Except Share Data)

Second Qtr. 2003
Net loss per common share as reported	$(0.31)

Net loss as reported	$(8,521)

Benefit for income taxes	(4,847)

Interest expense	11,244

Depreciation and amortization	7,176

Unconsolidated affiliates:
Less: Income from unconsolidated affiliates	(1,444)
Plus: Distributions from unconsolidated affiliates	1,650

Ashland restructuring	1,563
Write-off of deferred loan fees	1,812
Noncash write-off of property, plant and equipment	1,093
Other noncash restructuring costs	43

Adjusted EBITDA as reported to the banks	$9,769

*See Preliminary Note Regarding Non-GAAP Financial Measures

Calculation of Caraustar Industries, Inc. Share of Premier Boxboard Ltd. and

Standard Gypsum LP Earnings Before Interest,

Depreciation and Taxes (EBITDA)

For The Six Months Ended June 30, 2003*

(In Thousands)

Equity in income of unconsolidated affiliates as reported	$1,464

Loss on dissolution of Data Rich LLC	309

Joint Ventures (Caraustar's 50% share):
Interest expense	1,681
Depreciation and Amortization	2,935

4,616

Premier Boxboard Ltd. And Standard Gypsum LP—Caraustar's share:
Earnings Before Interest, Depreciation and Taxes (EBITDA)	$6,389

*See Preliminary Note Regarding Non-GAAP Financial Measures